                                                                     EXHIBIT 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND THEREFORE THESE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN EXEMPTION FROM REGISTRATION.

                            SECURED PROMISSORY NOTE
                            -----------------------

$2,500,000.00             Corona del Mar, California           December __, 1998


     1.   Principal.
          ---------

          FOR VALUE RECEIVED, the undersigned, SHOPPING.COM, INC. ("Maker"), promises to pay to ________________________________________________________
("Payee"), or order, at 2101 E. Coast Highway, Corona del Mar, California 92625, or at such other place as the holder of this Note shall specify, in lawful money of the United States of America, the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), together with interest at the rate of Ten Percent (10%) per annum, payable as hereinafter provided.

     2.   Payment of Principal and Interest.
          ---------------------------------

          All principal of and interest accruing on this Note shall be due and payable thirty (30) days from the date of this Note; provided, however, if, within thirty (30) days from the date of this Note, the Maker closes a financing transaction with proceeds to the Maker of at least $____________ with Swartz Institutional Finance ("Swartz") with respect to the issuance of the Maker's preferred stock (the "Preferred Stock"), Payee shall have the right at its option until January 10, 1999 to convert the principal amount of this Note together with all accrued but unpaid interest thereon, into the same class of Preferred Stock issued to Swartz, at a conversion price equal to the per share purchase price paid by, and upon terms no less favorable than those provided to, Swartz.

          Interest shall be calculated on the unpaid principal balance of this Note on the basis of a year of 360 days and the actual number of days elapsed until payment, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Interest shall accrue and be payable under this Note whether or not Maker, or Maker's successors or assigns, should avail themselves of the protection of the United States bankruptcy laws. From and after the occurrence of an "event of default" as set forth in Section 7 hereof,

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interest shall continue to accrue on the unpaid principal balance of this Note at the same interest rate as set forth in Section 1 of this Note.

     3.   Security for Repayment.   This Note is secured by (i) the Collateral
          ----------------------
identified in that certain Security Agreement of even date herewith between Maker and Payee and (ii) certain shares of Maker's common stock which are the subject of a Pledge Agreement of even date herewith between the Payee and Robert McNulty.

     4.   Prepayment.
          ----------

          A. This Note may be prepaid at any time or from time to time, in whole or in part, without penalty.

          B. Each such prepayment shall include all interest then accrued but unpaid on this Note.

          C. Any partial prepayment of the outstanding principal balance shall in no way release, discharge or affect the obligation of the Maker to continue to make any other payments of principal or interest provided for herein until this Note is paid in full.

     5.   Application of Payments.
          -----------------------

          Each payment on this Note (whether made when due or otherwise) shall be credited first, to late charges, fees and other charges due, including collection costs and attorneys' fees, second against interest then due, and the remainder of such payment shall be credited against the unpaid principal.

     6.   Waiver.
          ------

          Maker and all endorsers, guarantors and all persons liable, or to become liable on this Note (each hereinafter referred to in this Section as the "Applicable Party"), jointly and severally, waive presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, notice of acceleration, notice of intent to accelerate, and any and all other notices or matters of a like nature, and consent to any and all renewals and extensions of the time of payment hereof. Each Applicable Party agrees that at any time and from time to time, without notice, (i) the terms of payment herein, or (ii) the terms of any guaranty of this Note, or (iii) the security described in any documents at any time securing this Note, may be modified, increased, changed or exchanged, in whole or in part, without in any way affecting the liability of any Applicable Party.

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     7.   Late Charge.
          -----------

          If any payment of interest and/or principal hereunder is not received by Payee within ten (10) days after the due date thereof, Maker agrees to pay Payee a late charge equal to five percent (5%) of the unpaid amount. Maker acknowledges that it would be extremely difficult to fix Payee's actual damages for the failure of Maker to timely pay any amount due under this Note. Accordingly, such late charge shall be deemed to be Payee's damages for any such late payment, provided that such late charge shall not limit Payee's right to compel prompt performance by Maker or to exercise other remedies available to Payee.

     8.   Default By Maker.
          ----------------

          Any one or more of the following shall constitute an "Event of Default" by Maker under the terms of this Note:

          A. If Maker fails to pay any payment, whether at maturity or otherwise, of principal and/or interest upon the due date thereof.

          B. If Maker defaults in the performance or observance of any of the covenants, conditions or agreements set forth in this Note.

          C. If Maker institutes proceedings to be adjudicated a voluntary bankrupt; consents to the filing of a bankruptcy proceeding against Maker; files or consents to filing of a petition or answer or consent seeking reorganization under the federal bankruptcy laws or any other similar applicable federal or state law; consents to the appointment or a receiver of liquidator or trustee or assignee in bankruptcy or insolvency of the Maker or a substantial part of Maker's property; an assignment for the benefit of creditors is made by the Maker; or Maker admits in writing of Maker's inability to pay Maker's debts generally as they become due.

     9.   Remedies Upon Default.
          ---------------------

          If an Event of Default occurs, at the option of Payee, and upon written demand, the Payee may accelerate the due date of this Note and (i) declare the entire outstanding principal balance hereof, including all fees and costs (if any), and accrued but unpaid interest, immediately due and payable in full, or (ii) convert the entire outstanding principal amount, and accrued but unpaid interest, into shares of the Maker's existing authorized preferred stock.

          Each of the options, rights and remedies provided herein or available at law or in equity which may be exercised by Payee may be exercised separately or

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concurrently with any one or more other options, rights or remedies available to
Payee. Failure to exercise any option, right or remedy shall not constitute a waiver of the right of the Payee to exercise such option, right or remedy in the event of or with respect to any prior, subsequent or concurrent transaction or occurrence of the same or a different kind or character.

     10.  Attorneys' Fees.
          ---------------

          Maker agrees to pay all costs of collection or enforcement of this Note when incurred, including, but not limited to, reasonable attorneys' fees. If any suit or action is instituted to enforce this Note, Maker promises to pay, in addition to the costs and disbursements allowed by law, such sum as the court may adjudge as reasonable attorneys' fees in such suit or action. Maker shall also pay all reasonable attorneys' fees and costs incurred by Payee in connection with any modification, amendment or consent related to any renegotiation or modification of this Note.

     11.  Severability.
          ------------

          Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     12.  Governing Law.
          -------------

          This Note shall be governed by and construed in accordance with the laws of the State of New York.

     13.  Notices.
          -------

          All notices, statements or demands shall be in writing and shall be served in person, by telegraph, by express mail, by certified mail or by private overnight delivery. Service shall be deemed conclusively made (i) at the time of service, if personally served, (ii) at the time (as confirmed in writing by the telegraphic agency) of delivery thereof to the addressee, if served telegraphically, (iii) twenty-four (24) hours (exclusive of weekends and national holidays) after deposit in the United States mail, properly addressed and postage prepaid, if served by express mail, (iv) five (5) calendar days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail, (v) twenty-four (24) hours after delivery by the party giving the notice, statement or demand to the private overnight deliverer, if served

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by private overnight delivery and (vi) at the time of electronic transmission, if a copy of such notice is mailed within twenty-four (24) hours after the transmission.

          Any notice or demand to Maker shall be given to:

                    Shopping.com, Inc.
                    2101 E. Coast Highway
                    Corona del Mar, CA 92625
                    Attn: Frank Denny

          Any notice or demand to Payee shall be given to:


                    _______________________________
                    _______________________________
                    _______________________________
                    Attn:__________________________

          Any party hereto may change its address for the purpose of receiving notices, demands or other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

     14.  Successors and Assigns.
          ----------------------

          All the terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     15.  Assignability.
          -------------

          Maker's obligation hereunder are nontransferable and nonassignable without the prior written consent of Payee.

     16.  Amendment.
          ---------

          Neither this Note nor any term or provision hereof may be modified, amended or altered except by a written instrument approved by Payee and signed by Maker.

     17.  Headings.
          --------

          Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

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     18.  Purpose of Loan.
          ---------------

          The proceeds of this Note are to be used by Maker exclusively for business purposes, and not for personal, family or household purposes.

     19.  Time of the Essence.
          -------------------

          TIME IS EXPRESSLY DECLARED TO BE THE ESSENCE of each obligation of the Maker hereunder and in all matters concerning this Note, including all acts or things to be done or performed in connection herewith, and specifically of every provision of this Note in which time is an element.

     20.  Compliance With Usury Laws.
          --------------------------

          Maker and Payee intent to comply with all applicable usury laws. In fulfilling this intention, all agreement between Maker and Payee are expressly limited so that the amount of interest paid or agreed to be paid to Payee for the use, forbearance, or detention of money under this Note shall not exceed the maximum amount permissible under applicable law.

          If for any reason payment of any amount required under this Note shall be prohibited by law, then the obligation shall be reduced to the maximum allowable bylaw. If for any reason Payee receives as interest an amount that would exceed the highest lawful rate, then the amount which would constitute excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest. If any conflict arises between this provision and any provision of any other agreement between Maker and Payee, then this provision shall control.

     21.  Legal Representation.
          --------------------

          Maker agrees and represents that such party has been represented by such party's own legal counsel with regard to all aspects of this Note, or if such party is acting without legal counsel, that such party has had adequate opportunity and has been encouraged to seek the advice of such party's own legal counsel prior to the execution of this Agreement.

     22.  Jurisdiction.
          ------------

          Any action whatsoever brought upon or relating to this Note shall be instituted and prosecuted in the state courts of New York, County of New York, or the federal district court therefore, and each party waives the right to change the venue. The

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parties hereto further consent to accept service of process in any such action or proceeding by certified mail, return receipt requested.

"MAKER"                                    "PAYEE"

Shopping.Com, Inc.


By:  /s/ Kristine Webster                  By:  /s/ John Gainsford
   -----------------------                    -------------------------

Name:  Kristine E. Webster                 Name:  John Gainsford
     ---------------------                      -----------------------

Title:    CFO                              Title:  Director
      --------------------                       ----------------------

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